                                                            EX-99.B(h)fiasa

                       ACCOUNTING SERVICES AGREEMENT

                    THIS AGREEMENT, originally made as of the 1st day of
October, 1990, by and between Waddell & Reed Advisors Government
Securities Fund, Inc. (f/k/a United Government Securities Fund, Inc.) and
Waddell & Reed Services Company , is hereby amended and restated as of
August 21, 2002 by and between Waddell & Reed Advisors Fixed Income Funds,
Inc. (f/k/a Waddell & Reed Advisors Government Securities Fund, Inc.)
("Corporation"), a Maryland Corporation and Waddell & Reed Services Company,
a Missouri Corporation ("Agent"),

                              WITNESSETH:

                    WHEREAS, the Corporation wishes to appoint the Agent to
be its Accounting Services Agent with respect to each of its series (each a
"Fund") upon and subject to the terms and provisions of this Agreement;

                    NOW THEREFORE, in consideration of the mutual
covenants contained in this Agreement, the parties agree as follows:

                    A.   Appointment of the Agent as Accounting Services
Agent for each Fund; Acceptance.

                         (1)  The Corporation hereby appoints the Agent to act
as Accounting Services Agent for each Fund upon and subject to the terms and provisions of this Agreement.

                         (2)  Agent hereby accepts the appointment as
Accounting Services Agent for each Fund and agrees to act as such upon and subject to the terms and provisions of this Agreement.

                    B.   Duties of the Agent.

                         The Agent shall perform such duties as set forth
in this Section B as agent for and on behalf of each Fund.

                         (1)  Agent shall provide bookkeeping and
accounting services and assistance by providing to each Fund the necessary personnel and facilities to maintain the Fund's portfolio records and general accounting records, to price daily the value of shares of the
Fund, and with the assistance and advice of the Fund's attorneys and independent accountants, to prepare or assist the Fund's attorneys and independent accountants to prepare, as may be applicable, reports required to be filed by the Fund with regulatory agencies including the preparation of proxy statements, prospectuses, shareholder reports and other reports as required by law.

                         (2)  Agent shall maintain and keep current the
accounts, books, records and other documents relating to each Fund's financial and portfolio transactions as may be required by rules and regulations of the Securities and Exchange Commission adopted under
Section 31(a) of the Investment Company Act of 1940 as amended (the
"Act").

                         (3)  Agent shall cause the subject records of the
Funds to be maintained and preserved pursuant to the requirements under the
Act.

                         (4)  In pricing daily the value of shares of each
Fund, Agent may make arrangements to and obtain the value of portfolio securities from pricing services or quotation services that are compensated by the Fund directly or indirectly through the placement of portfolio transactions with broker-dealers who provide such valuation or quotation services to the Agent.

                         (5)  The Agent shall maintain duplicate copies,
or information from which copies may be made, of the records necessary for the preparation of each Fund's financial statements and valuations of its assets. Such duplicate copies or information shall be maintained at a location other than where the Agent performs its normal duties hereunder so that in the event the records established and maintained pursuant to the foregoing provisions of this Section B are damaged or destroyed, the
Agent shall be able to provide the bookkeeping and accounting services and assistance specified in this Section B.

                         (6)  In the event any of the Agent's facilities
or equipment necessary for the performance of its duties hereunder is damaged, destroyed or rendered inoperable by reason of fire, vandalism, riot, natural disaster, terrorist attacks or otherwise, Agent will use its best efforts to restore all services hereunder to the Corporation and will not seek from the Funds additional compensation to repair or replace damaged or destroyed facilities or equipment. The Agent shall also make and maintain arrangements for emergency use of alternative facilities for use in the event of the aforesaid destruction of or damage to its facilities.

                    C.   Compensation of the Agent.

                         With respect to each Fund, the Corporation agrees
to pay the Agent for its services under this Agreement, an amount payable on the first day of the month as shown in the table below, pertinent to the average daily net assets of the Fund during the prior month:

Fund's Average Daily Net Asset for the Month      Monthly Fee

           $  0 - $ 10 million                      $    0
           $ 10 - $ 25 million                      $  833
           $ 25 - $ 50 million                      $1,667
           $ 50 - $100 million                      $2,500
           $100 - $200 million                      $3,333
           $200 - $350 million                      $4,167
           $350 - $550 million                      $5,000
           $550 - $750 million                      $5,833
           $750 - $1.0 billion                      $7,083
          $1.0 billion and over                     $8,333

                    D.   Right of Corporation to Inspect and Ownership of
Records.

                         The Corporation will have the right under this
Agreement to perform on-site inspection of records and accounts, and audits directly pertaining to the Corporation's accounting and portfolio records maintained by the Agent hereunder at the Agent's facilities. The Agent will cooperate with the Corporation's independent accountants or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data. Agent acknowledges that these records are the property of the Corporation, and that it will surrender to the Corporation all such records promptly on request.

                    E.   Standard of Care; Indemnification.

                         The Agent will at all times exercise due
diligence and good faith in performing its duties hereunder. The Agent will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel, facilities and equipment as well as assure the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations and in conformity with the
Corporation's Articles of Incorporation, Bylaws and representations made in the Corporation's current registration statement as filed with the
Securities and Exchange Commission.

                         The Agent shall not be responsible for, and the
Corporation agrees to indemnify the Agent for, any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from the Agent's failure to exercise good faith or due diligence and arising out of or in connection with the Agent's duties on behalf of a Fund hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to the Agent's employees), fire, mechanical breakdown beyond its control, flood catastrophe, acts of God, insurrection, war, riots, terrorist attacks or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by the Agent in good faith in reliance on the accuracy of any information provided to it by the Corporation or its directors or in reliance on any advice of counsel who may be internally employed counsel or outside counsel for the Corporation or advice of any independent accountant or expert employed by the Corporation with respect to the preparation and filing of any document with a governmental agency or authority.

                    In order for the rights to indemnification to apply,
it is understood that if in any case the Corporation may be asked to indemnify or hold the Agent harmless, the Corporation shall be advised of all pertinent facts concerning the situation in question, and it is further understood that the Agent will use reasonable care to identify and notify the Corporation promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Corporation. The
Corporation shall have the option to defend the Agent against any claim which may be the subject of this indemnification and, in the event that the
Corporation so elects, it will so notify the Agent, and thereupon the
Corporation shall take over complete defense of the claim, and the Agent shall sustain no further legal or other expenses in such situation for which the Agent shall seek indemnification under this paragraph. The Agent will in no case confess any claim or make any compromise in any case in which the Corporation will be asked to indemnify the Agent except with the
Corporation's prior written consent.

                    F.   Term of the Agreement; Taking Effect; Amendments.

                         This Agreement shall become effective at the
start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one (1) year and from year-to-
year thereafter, provided that such continuance shall be specifically approved as provided below.

                    This Agreement shall go into effect, or may be
continued, or may be amended, or a new agreement covering the same topics between the Corporation and the Agent may be entered into only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Directors of the
Corporation, including the vote of a majority of the directors who are not
"interested persons," as defined in the Act, of either party to this
Agreement, the agreement to be continued, amendment or new agreement, cast in person at a meeting called for the purpose of voting on such approval.
Such a vote is hereinafter referred to as a "disinterested director vote."

                    Any disinterested director's vote shall, in favor of
continuance, amendment or execution of a new agreement, include a determination that (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of each Fund and its shareholders; (ii) the services to be performed under the Agreement, the
Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Funds; (iii) the Agent can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv)
the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

                    Nothing herein contained shall prevent any
disinterested director vote from being conditioned on the favorable vote of the holders of a majority (as defined in or under the Act) of the outstanding shares of the Funds.

                    G.   Termination.

                         (1)  This Agreement may be terminated by the
Agent at any time without penalty upon giving the Corporation at least one hundred twenty (120) days' written notice (which notice may be waived by the Corporation) and may be terminated by the Corporation at any time without penalty upon giving the Agent at least sixty (60) days' written notice (which notice may be waived by the Agent), provided that such termination by the Corporation shall be directed or approved by the vote of a majority of the Board of Directors of the Corporation in office at the time or by the vote of the holders of a majority (as defined in or under the Act) of the outstanding shares of the Funds.

                         (2)  On termination, the Agent will deliver to
the Corporation or its designee all files, documents and records of the
Funds used, kept or maintained by the Agent in the performance of its services hereunder, including such of the Funds' records in machine readable form as may be maintained by the Agent, as well as such summary and/or control data relating thereto used by or available to the Agent.

                         (3)  In addition, on such termination or in
preparation therefore at the request of the Corporation and at the Funds'
expense, the Agent shall provide, to the extent that its capabilities then permit, such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Corporation to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the Funds' activities.

                         (4)  This Agreement shall automatically terminate
in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company
Act of 1940 and the rules and regulations thereunder of the Securities and
Exchange Commission.

                    IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be duly executed on the date and year first above written.

                         WADDELL & REED ADVISORS FIXED INCOME
                         FUNDS, INC.

                         By: ____________________________
                              Henry J. Herrmann
ATTEST:

___________________
Kristen A. Richards
Secretary

                         WADDELL & REED SERVICES COMPANY

                         By: ____________________________
                              Michael D. Strohm
ATTEST:

____________________
Daniel C. Schulte
Secretary